UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2018

CNX Midstream Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36635	47-1054194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (724) 485-4000

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) of Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

Indenture

On March 16, 2018, CNX Midstream Partners LP (the “Partnership”) and CNX Midstream Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”) completed a private offering (the “Offering”) of $400 million aggregate principal amount of their 6.500% senior notes due 2026 (the “Notes”), along with the related guarantees of the Notes (the “Guarantees”). The Issuers received net proceeds of approximately $393 million from the Offering, after deducting the initial purchasers’ discount and commissions and estimated offering expenses payable by the Partnership, and the Partnership will use such net proceeds to fund the Dropdown Transaction (as defined below), repay existing indebtedness under the Partnership’s revolving credit facility and for general partnership purposes. The Notes were issued in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and were resold by the initial purchasers in reliance on Rule 144A and Regulation S of the Securities Act.

The Notes and Guarantees were issued pursuant to an indenture (the “Indenture”), dated March 16, 2018, among the Issuers, the guarantors party thereto (the “Guarantors”) and UMB Bank, N.A., as trustee (the “Trustee”). The Notes accrue interest from March 16, 2018 at a rate of 6.500% per year. Interest on the Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2018. The Notes mature on March 15, 2026.

The Notes rank equally in right of payment with all of the Issuers’ existing and future senior indebtedness and senior to any subordinated indebtedness that the Issuers’ may incur. The Guarantees rank equally in right of payment to all of the Guarantors’ existing and future senior indebtedness.

The gross proceeds from the sale of the Notes will remain in a segregated account held by the Partnership until the Dropdown Transaction is consummated or until any of the following events occur (each, a “Special Mandatory Redemption Event”): (i) the Dropdown Transaction is not consummated on or prior to June 1, 2018 (the “Outside Date”); (ii) the Partnership determines in its sole discretion on any date prior to the Outside Date that the Dropdown Transaction will not close on or prior to the Outside Date; or (iii) the purchase agreement relating to the Dropdown Transaction is terminated prior to closing of the Dropdown Transaction. Funds in the segregated account may be held in cash or invested in certain types of investments as set forth in the Indenture, provided that such funds remain distinct from any other funds or investments held by the Partnership. Upon the occurrence of a Special Mandatory Redemption Event, the Issuers will redeem the Notes in a special mandatory redemption at a price equal to 100% of the initial issue price of the Notes, plus accrued and unpaid interest up to, but excluding, the payment date of the special mandatory redemption. On or before the Special Mandatory Redemption Date, the Issuers will be permitted to move the funds from the segregated account, and the proceeds will be used to fund the consideration to be paid in connection with the Dropdown Transaction and to pay fees and expenses related to the offering of the Notes.

On or after March 15, 2021, the Issuers may redeem all or part of the Notes at the redemption prices set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date), beginning on March 15 of the years indicated:

Year	Percentage
2021	104.875%
2022	103.250%
2023	101.625%
2024 and thereafter	100.000%

Prior to March 15, 2021, the Issuers may on one or more occasions redeem up to 35% of the principal amount of the Notes with an amount of cash not greater than the amount of the net cash proceeds from one or more equity offerings at a redemption price equal to 106.500% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but not including, the date of redemption, as long as at least 65% of the aggregate principal amount of the Notes originally issued on the issue date (excluding notes held by the Issuers and its subsidiaries) remains outstanding after each such redemption and the redemption occurs within than 180 days after the date of the closing of the equity offering.

At any time or from time to time prior to March 15, 2021, the Issuers may also redeem all or a part of the Notes, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, as defined in the Indenture, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

The Indenture contains covenants that will limit the ability of the Issuers and the Guarantors to (i) incur, assume or guarantee additional indebtedness or issue preferred stock; (ii) create liens to secure indebtedness; (iii) make distributions on, purchase or redeem equity interests in the Partnership or purchase or redeem subordinated indebtedness; (iv) make investments; (v) restrict dividends, loans or other asset transfers from the Partnership’s restricted subsidiaries; (vi) consolidate with or merge with or into, or sell substantially all of its properties to, another person; (vii) sell or otherwise dispose of assets, including equity interests in subsidiaries; (viii) enter into transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to important exceptions and qualifications. If the Notes achieve an investment grade rating from either of Standard & Poor’s Ratings Services or Moody’s Investors Service, Inc. and no default under the Indenture exists, many of the foregoing covenants will terminate.

The Indenture also contains customary events of default, including (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment when due of principal of or premium, if any, on the Notes at maturity, upon redemption or otherwise; (iii) covenant defaults, (iv) cross-defaults to certain indebtedness and (v) certain events of bankruptcy or insolvency with respect to any of the Issuers or the Guarantors. If an event of default occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. If an event of default arises from certain events of bankruptcy or insolvency, with respect to the Finance Corp., the Partnership, any restricted subsidiary of the Partnership that is a significant subsidiary or any group of restricted subsidiaries of the Partnership that, taken together, would constitute a significant subsidiary, all outstanding Notes will become due and payable immediately without further action or notice.

If the Partnership experiences certain kinds of changes of control, holders of the Notes will be entitled to require the Partnership to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to an offer on the terms set forth in the Indenture. The Partnership will offer to make a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest on the Notes repurchased to, but not including, the date of purchase, subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

The foregoing description of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Amendment to Credit Agreement

On March 15, 2018, the Partnership entered into an amendment (the “Amendment”) to the credit agreement, dated as of March 8, 2018 (the “Credit Agreement”), among the Partnership, each of the guarantors party thereto, PNC Bank, National Association as administrative agent and collateral agent, and the other lenders party thereto.

The Amendment amended the Credit Agreement to insert a new column into the pricing grid in Schedule 1.1(A) to correct an error.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 16, 2018, the Partnership closed its previously announced acquisition (the “Acquisition”) of the remaining 95% interest in CNX Midstream DevCo III LP (“DevCo III LP”), which owns the gathering system and related assets commonly referred to as the Shirley-Penns System, from CNX Gathering LLC (“CNX Gathering”) in exchange for cash consideration in the amount of $265 million (the “Dropdown Transaction”). The Partnership funded the cash consideration with proceeds from the sale of the Notes.

Relationships

Each of the Partnership and DevCo III LP is a direct or indirect subsidiary, as applicable, of CNX Gathering, which is a wholly owned subsidiary of CNX Resources Corporation (“CNX”). As a result, certain individuals, including directors of CNX Midstream GP LLC, the general partner of the Partnership (the “General Partner”), serve as officers and/or directors of CNX. The General Partner, as the general partner of the Partnership, owns an approximate two percent general partner interest in the Partnership and all of the Partnership’s incentive distribution rights. CNX owns 21,692,198 common units representing limited partner interests in the Partnership, which represents an approximate 34.1% aggregate limited partner interest in the Partnership.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 of this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Indenture, dated as of March 16, 2018, among CNX Midstream Partners LP, CNX Midstream Finance Corp., the guarantors party thereto and UMB Bank, N.A., as Trustee.

10.1	Amendment No. 1 to Credit Agreement, dated as of March 15, 2018, to the Credit Agreement, dated as of March 8, 2018, among CNX Midstream Partners LP, certain of its subsidiaries, PNC Bank, National Association, as administrative agent and collateral agent, JPMorgan Chase Bank, N.A. as syndication agent and the lender parties thereto, incorporated by reference to Exhibit 10.1 to Form 8-K (file no. 001-36635) filed on March 12, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX MIDSTREAM PARTNERS LP

By:	CNX MIDSTREAM GP LLC, its general partner

By:	/s/ Donald W. Rush
Name: Donald W. Rush Title: Chief Financial Officer and Director

Dated: March 16, 2018